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                                                                    EXHIBIT 99.1

                                                                    News Release

FOR IMMEDIATE RELEASE

Contact:    John Swenson
            Asyst Technologies, Inc.
            510/661-5000

                  NASDAQ TO REMOVE "E" FROM ASYST TICKER SYMBOL

                              EFFECTIVE JANUARY 12

FREMONT, Calif., Jan. 11, 2005 - Asyst Technologies, Inc., (Nasdaq NM: ASYTE) today announced that a Nasdaq Listing Qualifications Panel has approved its request for continued listing on the Nasdaq National Market and that the fifth character, "E," will be removed from Asyst's trading symbol effective with the opening of trading on Wednesday, January 12, 2005.

      The company previously was not in compliance with Nasdaq's listing standards as a result of a delay in filing its Form 10-Q for the quarter ended Sept. 25, 2004. The Form 10-Q was subsequently filed on Dec. 30, 2004. While the Listing Qualifications Panel determined that the company now appears to satisfy Nasdaq's filing requirement, the panel will continue to monitor the company to ensure its compliance with the filing requirement over the long term, including in particular timely filing of all periodic reports with the SEC and Nasdaq for all reporting periods through January 2006.

ABOUT ASYST

Asyst Technologies, Inc. is a leading provider of integrated automation solutions that enable semiconductor and flat panel display (FPD) manufacturers to increase their manufacturing productivity and protect their investments in materials during the manufacturing process. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst's modular, interoperable solutions allow chip and FPD manufacturers, as well as original equipment manufacturers, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst's homepage is http://www.asyst.com

"Asyst" is a registered trademark of Asyst Technologies, Inc. All Rights
Reserved.